EXHIBIT 14

                    DICKSTEIN PARTNERS INC.


                                               Tel:  212-754-4000
                                               Fax:  212-754-5825

                                        May 11, 1995

Board of Directors
Marietta Corporation
37 Huntington Street
Cortland, New York  13045

Gentlemen:

          As I indicated to you in my letter of April 13, Dickstein Partners and Calibre Capital Advisors are eager to obtain the confidential information that Marietta has for the last month been providing to other potential bidders. We stated when we made our proposal four months ago and many times since that there is a strong possibility that we will be in a position to offer a higher price for Marietta if you would provide us the more-detailed nonpublic information that you are providing other bidders. As of April 13, you were requiring, as a condition to providing us confidential information, that we agree to forbear for 12 months from making an uninvited acquisition proposal, soliciting proxies, or calling an annual shareholders' meeting.

          Just as Goldman Sachs did not respond to our request on April 11 that the standstill provisions be deleted, so too Marietta failed to respond to our letter of April 13 until April 19, the day after we sued to compel the Board to hold an annual meeting. It was also not until we sued that the Board responded to the repeated requests of holders of 30% of the outstanding shares by calling a shareholders' meeting, for July 14. The court that heard our suit concluded, over the Board's objections, that the incumbent directors "have a duty to perform the ministerial duty of setting the annual meeting," and that we "have a clear legal right to have that duty performed because under the law, annual meetings are contemplated to occur no later than thirteen months after the last meeting." In other words, the Board had, but failed to fulfill, a clear legal duty to call an annual meeting not later than April 29, 1995 -- just as we had been calling on you to do for two months before we initiated the suit. While the court declined to accelerate the July 14 meeting date that the Board had belatedly set, the court granted an order of mandamus, ordering the Board not to delay the meeting further.
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          Immediately after we sued, Marietta offered (in a
document Marietta made public in its court filings) to modify the standstill to allow us to file new preliminary proxy materials immediately, to solicit proxies beginning June 16, and to make new acquisition proposals shortly thereafter. As I do not wish to chill further dialog by disclosing publicly the details of the discussions that ensued, we certainly made substantial progress with the Company's counsel in ironing out the details of the modified standstill.

          This progress seemingly came to an abrupt end when the court ruled last Friday on our suit. Since then, our repeated calls to Marietta's counsel were neither accepted nor returned until late yesterday, when we were advised that we would have Marietta's comments by 11:00 this morning on a draft we sent last Friday. Rather than getting those comments this morning, we are now advised that Goldman Sachs has yet to give its comments to your counsel. This sudden resumption of Marietta's unresponsiveness perplexes us, since the necessity and reasonableness of the standstill provisions should not depend on whether we have a lawsuit pending. Either Marietta is sincere about including us in its ongoing bidding process (as your representatives have often assured us since our suit was commenced) or it is simply using the standstill provisions as a pretext for excluding us (as our April 13 letter contended).

          As on April 13, our inability to receive a response from your advisors necessitates that we write you directly. We enclose the form of confidentiality agreement and related side letter that we are prepared to sign. We believe that these versions address every concern that Marietta has expressed. We urge you to cause Marietta to enter into these agreements with us, in order for us to participate immediately in your ongoing bidding process. At a minimum, we are entitled to hear from you why these agreements are not acceptable.

          By offering to enter into the standstill provisions in the enclosed draft, we are meeting you more than half way and are doing what other recent bidders in comparable situations -- WHX bidding for Goldman Sachs's client Teledyne, and Luxottica bidding for U.S. Shore -- have not been required to do. We cannot fathom why a board of directors would refuse this opportunity to include us in the bidding process and thereby maximize shareholder value.

                                   Very truly yours,

                                   Mark Dickstein


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DRAFT 5/11/95

                      [FOR SETTLEMENT PURPOSES ONLY]

PERSONAL AND CONFIDENTIAL


May 11, 1995

Dickstein Partners Inc.
9 West 57th Street
Suite 4630
New York, New York  10019
Attention:  Mr. Mark Dickstein

Calibre Capital Advisors, Inc.
66 East 80th Street
New York, New York  10021
Attention:  Mr. Howard Shapiro

Gentlemen:

In connection with your consideration of a possible transaction with Marietta Corporation (the "Company"), you have requested information concerning the Company. As a condition to your being furnished such information, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in your possession, provided that such information is not known by you to have been obtained in violation of another confidentiality agreement with or other obligation of secrecy to the Company or another party,
(ii) becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents, advisors or institutional lenders, or (iii) becomes available to you on a nonconfidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.



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You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such information will be kept confidential by you and your advisors and institutional lenders; provided, however, that (i) any of such information may be disclosed to your directors, officers and employees and representatives of your advisors and institutional lenders who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such directors, officers, employees and representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially), (ii) any disclosure of such information may be made to which the Company consents in writing,
(iii) any disclosure of such information may be made if, in the good faith opinion of outside counsel to the party making such disclosure, such disclosure is required by a court, governmental body or agency, or legal process, in which event you shall notify the Company in advance of such disclosure and cooperate with the Company's efforts to ensure the confidentiality of such information, and (iv) your prospective institutional lenders may disclose such information to auditors and bank regulatory authorities in the course of their review of the records of such lenders.

You hereby acknowledge that you are aware, and that you will advise such directors, officers, employees and representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an Issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such Issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In addition, except as outside counsel may advise is required by law, without the prior written consent of the Company, you will not, and will direct such directors, officers, employees and representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

The "Standstill Provisions" set forth in Exhibit A hereto are incorporated herein and constitute a part of this agreement.

Although the Company has endeavored to include in the Evaluation
Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its representatives or advisors

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have made or make any representation or warranty as to the
accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives, advisors or institutional lenders resulting from the use of the Evaluation Material.

In the event that you do not proceed with the transaction which is the subject of this letter within a reasonable time, you shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your advisors or institutional lenders based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction.

You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its directors, officers, employees, agents or any other representatives or its advisors or representatives thereof except, in the case of this letter, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

It is agreed that if the Company has entered into or does enter into a confidentiality agreement containing terms that are in any respect (including any "standstill" provisions) more favorable to the other party to such letter than the terms of this letter, you shall be entitled to the benefit of any such more favorable terms. The Company will promptly provide to you copies of any confidentiality agreements that contain any such more-favorable provisions (with the other parties' identities redacted).









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This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,


MARIETTA CORPORATION


By:
     Goldman, Sachs & Co.
     on behalf of Marietta Corporation


Confirmed and Agreed to:

DICKSTEIN PARTNERS INC.


By
     Vice President

CALIBRE CAPITAL ADVISORS, INC.


By
     President


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                    EXHIBIT A -- STANDSTILL PROVISIONS

          1. You have sent to the Company a letter dated January 17, 1995 which refers to a proposal to acquire all the stock of the Company by means of an all-cash merger at a price of $11 per share. You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that until June 23, 1995, unless such proposal shall have been specifically invited by the Company, neither you nor any of your affiliates (as defined under the Securities Exchange Act of 1934, as amended) will hereafter propose to the Company or any other person (other than your own affiliates) any transaction between you and the Company and/or its security holders pertaining to the Company or its securities, whether by merger, tender offer or otherwise, except if the Company effects, agrees to effect, or publicly announces, a specific Extraordinary Transaction (as hereinafter defined), or seeks or announces an intention to seek, or files preliminary or definitive proxy material for the purposes of seeking, stockholder approval with respect thereto. Nothing in this paragraph 1 shall prohibit you from disposing of or pledging securities of Company provided that such disposition or pledge does not necessitate your disclosure of any information that you are required to keep confidential under the terms of this letter. Notwithstanding anything to the contrary herein contained, you shall not be required to withdraw your proposal to acquire all the stock of the Company by means of an all-cash merger at a price of $11 per share.

          2. The Company agrees that you will be included in the Company's pending shareholder value process and offered an opportunity to make a preliminary bid on the same basis as other third parties and that, following such preliminary bid, you will be granted (subject to the confidentiality provisions of the letter to which this Exhibit is attached) substantially the same access to information and Company personnel and representatives as is afforded other third parties. In addition, if the Company invites anyone to submit a definitive bid, you will also be invited to make such a definitive bid on the same basis. Thereafter, on each additional occasion on which the Company invites anyone to submit a definitive bid, you will again be invited to make a definitive bid on the same basis; it being understood, however, that if, following a round of definitive bidding in which you have been invited to participate, the Company negotiates with one (but not more than one) of the bidders in that round, that negotiation will not constitute an additional invitation of a definitive bid. If (i) the Company
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does not invite definitive bids by May 26, 1995 or (ii) the
Company fails to comply with the preceding sentences of this paragraph 2, then you may, by notice to the Company, terminate your obligations under paragraphs 1 and 3 of this Exhibit A. If that termination occurs as a result of the preceding clause "i", the Company's obligations under this paragraph 2 shall also terminate.

          3. You have filed a report on Schedule 13D with the Securities and Exchange Commission (the "SEC") in which you state that (i) you presently own 14.6% of the outstanding shares of common stock, and (ii) you may solicit proxies to elect a new slate of directors and to vote on other matters at the next meeting of shareholders of the Company, and (iii) you have filed proxy soliciting materials with the SEC with respect to that meeting. You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that, until the earliest of (x) June 16, 1995, (y) the date on which the Company (or its board of directors) commences a solicitation of proxies, and (z) the date on which the exception set forth at the end of the second sentence of paragraph 1 shall occur, neither you nor any of your affiliates (as hereinabove defined) will take any further steps to acquire, or to assist, advise, or encourage any other persons in acquiring, directly or indirectly, control of the Company, whether by solicitation of proxies or otherwise. Neither the preceding sentence nor any other provision of this letter shall prohibit you from filing and clearing revised proxy soliciting material with the SEC or indicating publicly and in your filings under Section 13(d) of the Securities Exchange Act of 1934, as amended, that you intend to solicit proxies to elect your own slate of directors and to vote on other matters at a meeting of shareholders of the Company; provided, however, that nothing in this sentence shall permit you to make any proposal that you would otherwise be prohibited from making under paragraph 1 hereof.

          4. The Company has set July 14, 1995 as the date for the holding of the annual meeting of shareholders, and has been order by the New York State Supreme Court to hold that meeting on that date. The Company will not call a shareholders' meeting to be held prior to July 14, 1995. If a meeting of shareholders of the Company shall be called for a date prior to July 14, 1995, all your agreements set forth in paragraphs 1 and 3 above shall terminate forthwith. You will not request or demand the call, or participate with or in any way assist any other person in requesting or demanding the call of a special or annual meeting of shareholders to be held prior to July 14, 1995.

          5. The Company and you, as the case may be, shall be entitled to equitable relief, including injunction, in the event of any breach of the provisions of this Exhibit A.

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          6.   "Extraordinary Transaction" means any of the
following actions or transactions undertaken by the Company or any of its subsidiaries (other than transactions exclusively among the Company and wholly owned subsidiaries thereof):

               (i) The issuance of shares of common stock (or options or rights to acquire such shares) in one or more transactions representing more than 3% of the number of shares of common stock currently outstanding, or the issuance of any equity security of the Company other than common stock.

               (ii) The declaration or payment of a dividend or other distribution to shareholders, or the repurchase of common stock for cash, securities (including securities of the Company) or other consideration (other than the repurchase of shares of common stock for cash in one or more transactions representing not more than 1% of the number of shares of common stock currently outstanding).

               (iii)     The acquisition or disposition (by
     purchase, sale, lease, exchange or otherwise) of a material amount of properties or assets other than in the ordinary course of business.

               (iv) A merger, consolidation or other business combination.

               (v)  Liquidation or dissolution.

               (vi) The incurrence of any material obligation that would prohibit, or would accelerate as a result of, a change in the composition of the board of directors.

               (vii)     An amendment of the bylaws or
     certificate of incorporation.

               (viii)    Any amendment of or waiver under the
     Company's shareholder rights plan, or any redemption of the rights thereunder, or the creation of any new "poison pill" rights.


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DRAFT 5/11/95

                         [FOR SETTLEMENT PURPOSES]

                                        May 11, 1995

Dickstein Partners Inc.
9 West 57th Street
Suite 4630
New York, New York  10019
Attention:  Mr. Mark Dickstein

Calibre Capital Advisors, Inc.
66 East 80th Street
New York, New York  10021
Attention:  Mr. Howard Shapiro

Gentlemen:

          Reference is made to the confidentiality letter agreement of even date herewith (the "Agreement") between Marietta Corporation (the "Company") and you. To induce you to enter into the Agreement, the Company hereby confirms as follows:

          1. The Company hereby represents to you that (i) no amendment has been made to the Company's bylaws or shareholder rights plan from the versions thereof heretofore filed by the Company with the Securities and Exchange Commission, (ii) there has not been any waiver under that shareholder rights plan nor any redemption of the rights thereunder, and (iii) no further "poison pill" rights have been created.

          2. The Company agrees to provide you with timely shareholder lists in order to enable you to conduct any proxy solicitation you are permitted to make under the terms of the Agreement with respect to the upcoming annual meeting of the Company's stockholders.

                              MARIETTA CORPORATION


                              By


                                   President
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